    5 0 0 PLAZA DRIVE
    SECAUCUS, NJ 07094
    PHONE 201.453.6400

July 21, 2021

Deborah Derby
14 Brams Hill Drive
Mahwah NJ 07430

Dear Deborah,

On behalf of The Children’s Place, it is my pleasure to confirm our offer of employment for the position of Chief Administrative Officer, reporting to me. Your offer of employment is contingent upon the successful completion of your background check. Details of our offer are as follows:
•EFFECTIVE DATE:            July 26, 2021
•ANNUAL BASE SALARY:        $525,000.00

•BONUS: You will be eligible to participate in our annual management incentive plan. Your target bonus will be 75% of your annual salary. For fiscal 2021, your participation will be prorated based on your date of hire and, among other things, you must be employed on the date of the bonus payout to be eligible to receive your bonus.
We believe that achieving our annual financial and business objectives is important to executing our business strategy and delivering value to our shareholders. The Children’s Place Management Incentive Plan (the “Bonus Plan”) is designed to reward eligible associates for their role in achieving these objectives. The Company must meet threshold funding requirements in order to make bonus payments. The plan is funded based on Adjusted Operating Income achievement. Operating Income is reported on the Income Statement in the Company's 10K and is adjusted to exclude one-time or unusual items, including the effect of any change in accounting principles. Once the bonus pool is funded at a given level, the Company will consider an associate’s target percentage. Actual bonus payouts may differ based on Company and individual performance. An associate must achieve an overall performance rating of “Meets All Expectations” at his or her annual review. The Company reserves the right to modify the plan at any time, with or without notice.

•NEW HIRE EQUITY AWARD: Based upon your position with the Company, you will receive an equity award. All equity awards are subject to the Company’s Amended and Restated 2011 Equity Incentive Plan (“2011 Equity Plan”) and must be awarded in accordance with the Company’s Policy Regarding the Award of Equity-Based Incentives to Executives Officers and Other Employees (the “Equity Award Policy”).

1.Value of Award: An award valued at $1,000,000.00 with the number of shares constituting the award based on the closing stock price on the Grant Date, as defined below.
2.Types of Awards. (i) $500,000 will be in the form of Time-Based RSUs and (ii) $500,000 will be in the form of Performance-Based RSUs.
3.Grant Date. The grant date for these awards will be August 2, 2021 (the “Grant Date”).
4.Vesting of Time-Based RSUs. The Time-Based RSUs will vest ratably over three years on each anniversary of the Grant Date, subject to your continued employment on the applicable vesting dates.
5.Earning of Performance-Based RSUs. The Performance-Based RSUs may be earned provided the Company achieves the performance goals set by the Compensation Committee for a three-year performance period consisting of fiscal 2021-2023. Subject to your continued employment with the Company on the delivery date, any earned shares will be delivered to you at the same time in 2024 as earned shares are delivered to other senior executives of the Company.

•ANNUAL EQUITY AWARD: In 2022, you will be eligible to receive an equity award under the 2011 Equity Plan at the same time as other associates in the Company, subject to the approval of the Compensation Committee of the Board of Directors and the Equity Award Policy.
•401(k) PLAN: You will be eligible as of the first of the month following your commencement date to participate in The Children’s Place 401(k) Savings Plan, however one year of service must be completed before being eligible for the company match. You will receive additional information during your new hire orientation.

•PAID TIME OFF: You will be eligible for 20 days of Paid Time Off (PTO) each fiscal year (February through January), subject to the Company’s accrual policy.  PTO accruals increase after 2 years of service, and again after 5 years of service. Full-time associates in New Jersey may carry over up to 40 hours of PTO time a year to the next fiscal year. You will not be paid out any accrued or unused PTO upon termination of employment. The number of days you are eligible to receive during the current fiscal year will be prorated based on your commencement date. Your PTO days do not include ten (10) Company paid holidays. The Company’s PTO policy and Company paid holidays are subject to change annually.  Please review the Corporate Time Off Policy for additional details.

•OTHER BENEFITS: You will be eligible as of the first of the month following your commencement date for other benefits (long term disability, health and life insurance) available to other associates at your level.

•POST EMPLOYMENT BENEFITS:  Following termination of Executive’s employment for any reason, Executive (and, to the extent eligible, Executive’s spouse, dependents and beneficiaries) shall continue to be eligible to participate in the Company’s applicable medical, dental, vision and life insurance benefit plans in which Executive participated immediately prior to her employment termination date, subject to payment by Executive to the Company of the full premiums for such coverage (the “Full Premiums”) until Executive attains sixty-five (65) years of age.  The Company may amend or otherwise alter the plans to provide different benefits to Executive (and, to the extent eligible, Executive’s spouse, dependents and beneficiaries) as long as the benefits provided to Executive (and, to the extent eligible, Executive’s spouse, dependents and beneficiaries) are no less favorable in the aggregate than those then provided or offered to active employees holding similar positions to the position held by Executive as of her date of termination.  To the extent (i) under the foregoing circumstances, such continued coverage under the Company’s plan(s) is not possible under the general terms and provisions of such plan(s) during such period, or the plan(s) cannot be so amended in any manner not adverse to the Company, or (ii) in the event that Executive does not participate in the Company’s benefit plans during her employment with the Company (but rather remains on the plans of her previous employer, Horizon Group USA (the “Horizon Plans”)), and following termination of the Executive’s employment with the Company without cause, if for any reason the Executive ceases to be covered by the Horizon Plans (because such plans no longer exist), then, in the case of clause (i) or (ii), the Company shall pay Executive, on an after-tax-basis, an amount necessary for Executive to acquire benefits offered by the Company’s benefit plan(s) from an independent insurance carrier, net of the amount of the Full Premiums (whether such Company payment occurs under clause (i) or (ii) above). In no event shall the coverage provided pursuant to this section extend beyond December 31 of the year in which Executive reaches age 65.  The obligations of the Company under this section shall be terminated if, at any time after the date of termination of Executive’s employment with the Company, Executive is employed by or otherwise affiliated with a party that offers substantially comparable medical, dental, vision and life insurance, as applicable, benefits to Executive as are provided under the Company’s plans.

•BOARD PARTICIPATION: Company is aware that Executive currently serves on the boards of two public (for-profit) companies, Henry Schein, Inc. and Carrols Restaurant Group, and the Company supports Executive continuing to serve as a member of the board of directors of up to two for-profit companies (whether private or public) during her employment with TCP, so long as such services do not materially interfere with the performance of Executive's duties or otherwise breach the provisions of this letter.

•CHANGE IN CONTROL: Subject to your execution and delivery to the Company of a Change in Control Severance Agreement (the “Change in Control Severance Agreement”), you will receive severance if you are terminated other than for Cause (as defined in the Change in Control Severance Agreement) or resign for Good Reason (as defined in the Change in Control Severance Agreement) in anticipation of, or subsequent to, a Change in Control (as defined in the Change in Control Severance Agreement). Under the Change in Control Severance Agreement, the severance period is 18 months. During the severance period, you will continue to be covered under the Company’s health plan. The terms of the equity award agreements are subject to change by the Compensation Committee at any time. Unless the Change in Control Severance Agreement is otherwise terminated earlier pursuant to its terms, it will remain in force for two years from the execution thereof and it will renew for additional one year periods unless the Company provides you with notice of nonrenewal at least 90 days prior to the second anniversary date thereof or, if renewed, at least 90 days prior to each subsequent renewal.

•SEVERANCE: In the event that you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement), the amount you will be entitled to will be the greater of (i) twelve month’s severance in the form of salary continuation payments at your then current salary or (ii) the amount available to other associates at your level under the Company’s severance guidelines, provided, in all cases, that such severance (and any severance paid for eighteen months as provided below) shall automatically and immediately be reduced by the amount of salary or other like compensation you receive from employment or engagement as an independent contractor (excluding all compensation earned as a Board Member of the two for-profit companies on which the Executive serves on the Board on the date hereof, and in the event of joining additional Boards after the date hereof, excluding the value of any stock awarded with such appointment(s)) , during the applicable severance period, with any other person or entity. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance as provided above unless otherwise prohibited under applicable law. In the event you do not assume an expanded role at the Executive Vice President level within eighteen months of joining the company, and you are terminated by the Company without Cause (as defined in the Change in Control Severance Agreement), the amount you will be entitled to will be eighteen months of severance in the form of salary continuation payments at your then current salary. Further, the Company agrees to waive the applicable premium cost that you would otherwise be required to pay for continued group health benefit coverage under COBRA for the corresponding period of severance of eighteen months unless otherwise prohibited under applicable law. All such payments are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations there under such that no payment made, or benefit provided, to you hereunder shall be subject to an “additional tax” within the meaning of the Code. Receipt of the payments set forth in this paragraph are conditioned upon the execution and delivery of an agreement containing a release of claims, an agreement of confidentiality, and an agreement of non-solicitation and non-competition for a period of 12 months following termination in such form as the Company shall reasonably determine, which release of claims shall, to the extent permitted by law, waive all claims and actions against the Company and its employees, officers, directors, affiliates and such other related parties and entities as the Company chooses to include in the release.

•WITHHOLDING: The Company is authorized to withhold from any payment to be made hereunder to you such amounts for income tax, social security, unemployment compensation, excise taxes and other taxes and penalties as in the Company’s judgment is required to comply with applicable laws and regulations.

•409A COMPLIANCE: Notwithstanding anything in this offer letter to the contrary, if you are a “specified employee” (determined in accordance with Section 409A of the Code and Treasury Regulation Section 1.409A-3(i)(2)) as of the termination of your employment with the Company, and, if any payment, benefit or entitlement provided for in this offer letter or otherwise both (i) constitutes a “deferral of compensation” within the meaning of Section 409A of the Code and (ii) cannot be paid or provided in a manner otherwise provided herein or otherwise without subjecting you to additional tax, interest, and/or penalties under Section 409A of the Code, then any such payment, benefit or entitlement that is payable during the first six months following the date of your termination of employment shall be paid or provided to you (or your estate, if applicable) in a lump sum cash payment (together with interest on such amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the date of termination) on the earlier of (x) your death or (y) the first business day of the seventh calendar month immediately following the month in which your termination of employment occurs.

•CONFIDENTIALITY, ETC.: As a condition of your employment, you remain subject to the Company’s Confidentiality, Work Product, and Non-solicitation Agreement.

•PRIOR EMPLOYMENT: During your employment with the Company, you shall not bring any of your prior employers’ confidential information or trade secrets to any Company office or other location, or download any such confidential information or trade secrets onto any Company system or device. You further acknowledge that the Company expects and directs its associates to fully comply with any contractual and other legal obligations to their former employers, including any non-solicitation obligations and prohibitions on the unauthorized use or disclosure of confidential information and trade secrets. You represent that you do not have any restrictions, such as a non-compete with your prior employer, that would prohibit you from commencing employment with The Children’s Place.

•INDEMNIFICATION/D&O: As an officer of the Company, you will be indemnified on the same terms and conditions, and will be covered by the Company’s directors’ and officers’ insurance coverage, as other senior executives of the Company.

•NON-COMPETE: You agree that for a period of twelve (12) months following the date that you are no longer in the employ of the Company or any of its subsidiaries for any reason (the “Separation Date”), you will not, without the express prior written consent of the Company, anywhere, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in, be connected with or otherwise provide services or advice to, any business that is competitive with that of the Company. A “business that is competitive with that of the Company” is (i) one that designs, manufactures, contracts to manufacture or sells children’s apparel, footwear or accessories, or intends so to do, and (ii) without limiting the generality of clause (i) above, any of the following companies, entities, or organizations, or any business enterprise that, directly or indirectly, owns, operates or is affiliated with any of the following companies or brands operated by any of the following companies: Carter’s, Inc., The Gap, Inc., J. Crew Group, Inc., Target Corporation, Kohl’s Corporation, Walmart Inc., Primark, Amazon.com, Inc., Hennes & Mauritz AB (H&M), or Zara SA, or, in any case, any of their respective subsidiaries, affiliates or related businesses (a “Competitive Business”). Notwithstanding the foregoing, nothing herein shall be deemed to prohibit your ownership of less than 1% of the outstanding shares of any publicly traded corporation that conducts a Competitive Business.

You acknowledge and agree that the restrictions on the activities in which you may engage that are set forth above, and the location and period of time for which such restrictions apply, are reasonable and necessary to protect the Company’s legitimate business interests. You acknowledge and agree that the Company’s business is global and, accordingly, the foregoing restrictions cannot be limited to any particular geographic area. You acknowledge and agree that the foregoing restrictions will not prevent you from earning a livelihood.
In consideration for the Company’s agreements in this offer letter, you also acknowledge and agree that, in the event that you are no longer in the employ of the Company or any of its subsidiaries for any reason (whether termination of employment is voluntary or involuntary and whether termination of employment is affected by you or by the Company), the foregoing non-competition agreement will remain in full force and effect, and that the Company would not have entered into this offer letter unless such was the case.
•STOCK OWNERSHIP GUIDELINES: As a senior executive of the Company, you will be subject to stock ownership guidelines adopted from time to time by the Compensation Committee of the Company’s Board of Directors. Please refer to the Stock Ownership Guidelines for Senior Executives document.
•GOVERNING LAW: This offer letter shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

Unless specifically stated in this offer letter, all terms and conditions of your employment are as provided by the policies and practices of The Children’s Place, Inc. and its affiliates as in effect from time to time.
This offer of employment is not to be construed as an employment contract, expressed or implied, and it is specifically understood that your employment is at-will (this means that either you or the Company may terminate your employment at any time with or without cause) and further that there is no intent on the part of the Company or yourself, for continued employment of any specified period of time.
Deborah, please give this offer your utmost consideration. We hope you will join our team and are confident that you will make a strong contribution to our continued growth and success. Should you have any questions concerning the specifics of our offer to you, or the benefit programs, please do not hesitate to reach out to Leah Swan, Chief Operating Officer.
Please indicate your acceptance of and agreement with the foregoing by executing this offer letter and returning a copy to Leah Swan.
Sincerely,
/s/ Jane Elfers
Jane Elfers
President & Chief Executive Officer

Agreed and Accepted:

                            /s/ Deborah Derby        07/21/2021
Deborah Derby            Date